Exhibit 10.3

TAX PROTECTION AGREEMENT

This Tax Protection Agreement (this “Agreement”) is entered into as of June 29, 2010, by and among Hudson Pacific Properties, L.P., a Maryland limited partnership (the “Operating Partnership”), and the Contributor Parties (as defined below) in connection with that certain Contribution Agreement entered into as of February 15, 2010 (the “Contribution Agreement”) by and among the Operating Partnership, Hudson Pacific Properties, Inc., a Maryland corporation and general partner of the Operating Partnership (the “Company”), Glenborough Fund XIV, L.P., a Delaware limited partnership (“Contributor”), and Glenborough Acquisition, LLC, a Delaware limited liability company and general partner of the Contributor (“Glenborough GP”). All capitalized terms not defined herein shall have the meaning ascribed thereto in the Contribution Agreement.

Section 1 Definitions.

(a) “Aggregate Protected Amount Per Protected Partner” shall mean, for each Protected Partner, the amount set forth in Annex A with respect to such Protected Partner.

(b) “Built In Gain” shall mean, with respect to each Protected Property, an amount equal to the greater of (i) the excess of the agreed upon value of such Protected Property set forth on Annex C hereto and the tax basis of such Protected Property on the Closing Date (as estimated on the date hereof and as such Annex shall be updated not later than 30 days after the Closing Date by the Operating Partnership in reasonable consultation with the Contributor), and (ii) the amount of “Built In Gain” reflected on Annex E.

(c) “Contributor Parties” shall mean, collectively, the Contributor, Glenborough GP, and certain limited partners and preferred limited partners of the Contributor listed on the signature page to this Agreement.

(d) “Guarantee Opportunity” shall have the meaning set forth in Section 4(a).

(e) “Indirect Owner” means, in the case of a Protected Partner that is an entity that is classified as a partnership or disregarded entity for federal income tax purposes, any person owning an equity interest in such Protected Partner, and, in the case of any Indirect Owner that itself is an entity that is classified as a partnership or disregarded entity for federal income tax purposes, any person owning an equity interest in such entity.

(f) “Listed Partners” shall mean the persons listed on Annex B.

(g) “Permitted Transfer” shall have the meaning set forth in Section 2(b).

(h) “Protected Partners” shall mean the persons listed on Annex A on the date of the execution of this Agreement and any person that holds Protected Units and acquired such Protected Units from a Protected Partner in a transaction in which such transferee’s adjusted basis, as determined for federal income tax purposes, is determined, in whole or in part, by reference to the adjusted basis of the Protected Partner in such Protected Units. Notwithstanding the foregoing, a person that acquires Protected Units as the result of the death of a Protected Partner shall not be considered a Protected Partner with respect to such Protected Units if such death results in a step-up in tax basis in such Protected Units.

(i) “Protected Period” shall mean, for each Protected Partner with respect to each Protected Property, the period identified for such Protected Partner with respect to such Protected Property in Annex A.

(j) “Protected Properties” shall mean those properties set forth on Annex C; any property acquired by the Operating Partnership, or any entity in which the Operating Partnership holds a direct or indirect interest in exchange for any such Protected Property in a transaction described in Section 2(b)(1) hereof; and any other property received by the Operating Partnership or any entity in which the Operating Partnership holds a direct or indirect interest as “substituted basis property” as defined in Code Section 7701(a)(42) with respect to any such Protected Property.

(k) “Protected Property Disposition” shall have the meaning set forth in Section 2(a).

(l) “Protected Units” shall mean (1) solely those OP Units or Series A Preferred OP Units issued on the Closing Date and held by a Protected Partner and (2) any OP Units or Series A Preferred OP Units thereafter issued by the Operating Partnership to Protected Partners in exchange for Protected Units held by Protected Partners in a transaction in which the transferee’s adjusted basis in the issued OP Units or Series A Preferred OP Units is determined, in whole or in part, by reference to the transferee’s basis in Protected Units. Notwithstanding the foregoing, a Protected Unit shall cease to constitute a Protected Unit upon (1) the death of the Protected Partner holding such Protected Unit and such death results in a step-up in the tax basis such Protected Unit or (2) the sale, exchange, transfer or other disposition of such Protected Unit (other than any sale or exchange transaction in which the transferee’s basis is determined, in whole or in part, by reference to the adjusted basis of the transferor). In addition, upon the death of any Indirect Owner in a Protected Partner (if such death results in a step-up in the tax basis in such Protected Units), or upon an Indirect Owner’s sale, exchange, transfer or other disposition of some or all of such Indirect Owner’s equity interest in a Protected Partner (other than any sale or exchange transaction in which the transferee’s basis is determined, in whole or in part, by reference to the adjusted basis of the transferor Indirect Owner), the Protected Units treated as held by such Protected Partner shall be reduced such that the Protected Units held by such Protected Partner shall equal the Protected Units that would have been held by the Indirect Owners in the aggregate, following such event, had the Indirect Owners directly received Protected Units in the Formation Transactions and the Indirect Owner had either directly transferred a portion of such Protected Units or died holding such Protected Units (if such death results in a step-up in the tax basis such Protected Units and taking into account all prior transactions involving the death of an Indirect Owner in such Protected Partner or the sale, exchange, transfer or other disposition of an Indirect Owner’s equity interest in such Protected Partner (other than a sale or exchange transaction in which the transferee’s basis is determined in whole or in part by reference to the adjusted basis of the transferor Indirect Owner)).

(m) “Qualifying Debt” shall mean either:

(i) direct or indirect indebtedness of the Operating Partnership that is secured by property or other assets owned directly or indirectly by the Operating Partnership, provided that (x) such indebtedness is the most senior indebtedness secured by such property or other assets, and (y) the property or other assets securing such indebtedness have a fair market value, determined by an Appraisal (as defined in the OP Agreement) completed within two years with respect to the time a Guarantee Opportunity is offered, at least equal to 154% of the aggregate amount of all indebtedness secured by such property or other assets (or, with respect to any “bottom-dollar” guarantee, at least equal to 154% of the aggregate amount of such guarantee); or

(ii) direct indebtedness of the Operating Partnership that is not secured by any of the assets of the Operating Partnership and is a general, recourse obligation of the Operating Partnership, provided that the assets of the Operating Partnership available to satisfy such indebtedness have a fair market value (a) during any period when the Company’s (or any successor’s) equity securities are traded on a national securities exchange or interdealer quotation system, of at least 308% of the aggregate amount of indebtedness subject to such guarantee, with the value of such assets determined based on the aggregate value of all of the Company’s (or such successor’s) publicly traded equity securities, or (b) at all other times, of at least 154% of the aggregate amount of indebtedness subject to such guarantee, as determined by an Appraisal (as defined in the OP Agreement) completed within two years with respect to the time a Guarantee Opportunity is offered;

provided, however, that notwithstanding clauses (i) and (ii) above, (x) the fair market value of each Property for purposes of this definition of Qualifying Debt shall not be less than its agreed upon value of such Property as of the Closing Date in lieu of its fair market value determined by an Appraisal for purposes of any guarantee executed by a Protected Partner pursuant to this Agreement within two (2) years following the Closing Date, and (y) the Existing Loans shall constitute Qualifying Debt for purposes of any guarantee executed by a Protected Partner pursuant to this Agreement within two (2) years following the Closing Date.

(n) “Tax Event” means (i) a change in law between the date hereof and the date the Operating Partnership’s income tax returns for the applicable taxable year are filed, which change in law would prevent the Operating Partnership’s tax accountants from signing such income tax returns if they reported the Guarantee Opportunity or the Formation Transactions and related distributions of OP Units in the manner required by Section 4(b) or 6(b) (applied without regard to the reference to Tax Event therein), or (ii) an audit or other challenge by the applicable taxing authority to a position taken on such income tax returns requiring the Operating Partnership to take a contrary position that is inconsistent with Section 4(b) or 6(b) (applied without regard to the reference to Tax Event therein).

Section 2 Restrictions on Dispositions of Protected Properties.

(a) Subject to Section 2(b), neither the Operating Partnership nor any entity in which the Operating Partnership holds a direct or indirect interest will consummate a sale, transfer, exchange, or other disposition of any Protected Property (a “Protected Property Disposition”) in a taxable transaction for applicable income tax purposes during the Protected Period with respect to such property or otherwise in engage in a merger or other transaction that is treated as a taxable disposition of such property for applicable income tax purposes during the Protected Period.

(b) Section 2(a) shall not apply to (1) any transaction with respect to a Protected Property, such as a transaction that qualifies as a tax-free like-kind exchange under Code Section 1031 or a tax-free contribution under Code Section 721, which would not result in the allocation of income or gain to any Protected Partner or its Indirect Owners with respect to Protected Units, or (2) the condemnation or other taking of any Protected Property by a Governmental Entity in an eminent domain proceeding or otherwise (each, a “Permitted Transfer”). In the case of a Permitted Transfer described in clause (2) of this Section 2(b), the Operating Partnership shall use commercially reasonable efforts to structure such disposition as either a tax-free like-kind exchange under Code Section 1031 or a tax-free reinvestment of proceeds under Code Section 1033, provided that in no event shall the Operating Partnership be obligated to acquire or invest in any property that it otherwise would not have acquired or invested in.

Section 3 Indemnification for Breaches of Section 2.

(a) In the event that the Operating Partnership breaches its obligation set forth in Section 2(a) to any Protected Partner or an Indirect Owner thereof, each such Protected Partner shall receive from the Operating Partnership as damages an amount equal to the aggregate federal, state and local income taxes incurred by such Protected Partner (or Indirect Owner thereof) as a result of the gain allocated to such Protected Partner (or Indirect Owner thereof) with respect to Protected Units by reason of such Protected Property Disposition plus an additional amount so that, after the payment by such Protected Partner (or Indirect Owner thereof) of all taxes on amounts received pursuant to this Section 3(a), such Protected Partner (or Indirect Owner thereof) retains an amount equal to its total tax liability incurred as a result of the Protected Property Disposition. The Operating Partnership shall calculate any required indemnity payment owed to a Protected Partner or Indirect Owner pursuant to this Section 3(a) and make any required payment within ninety (90) days after such breach has occurred. For purposes of the preceding sentence, (1) all income arising from a transaction or event that is treated as ordinary income under the applicable provisions of the Code and all payments under this Section 3(a) shall be treated as subject to federal, state and local income tax at an effective tax rate imposed on ordinary income of individuals residing in the city and state of residence of such Protected Partner, determined using the maximum federal rate of tax on ordinary income and the maximum state and local rates of tax on ordinary income then in effect in such city and state, (2) all income arising from a transaction or event that is treated as “unrecaptured section 1250 gain” within the meaning of Code Section 1(h)(6) with respect to such Protected Partner shall be subject to federal, state and local income tax at the effective tax rate imposed on the unrecaptured section 1250 gain of individuals residing in the city and state of residence of such Protected Partner, (3) all other income arising from the transaction or event shall be subject to federal, state, and local income tax at the effective tax rate imposed on long-term capital gains of individuals residing in the city and state of residence of such Protected Partner, determined using the maximum federal, state and local rates on long-term capital gains then in effect, (4) any amounts giving rise to a payment pursuant to this Section 3(a) will be determined assuming that the transaction or event giving rise to the Operating Partnership’s obligation to make a payment was the only transaction or event reported on the Protected Partner’s tax return (i.e., without giving effect to any loss carry forwards or other deductions attributable to such Protected Partner); provided, however, that tax effect will be given to any suspended losses of a Protected Partner (or Indirect Owner thereof) with respect to its direct or indirect investment in the Operating Partnership, (5) any amounts payable with respect to state and local income taxes shall be assumed to be 50% deductible (without limitation or phaseout) for federal income tax purposes, and (6) any amounts payable with respect to local income taxes shall be assumed to be 50% deductible (without limitation or phaseout) for state income tax purposes. In the case of a Protected Partner which is a partnership or disregarded entity for federal income tax purposes, the preceding sentence shall be applied treating each Indirect Owner of such partnership as if it were directly a Protected Partner, and in the case of a corporate Protected Partner, the preceding sentence shall be applied using the highest marginal rate of tax applicable to corporations for federal income tax purposes and state corporate income or franchise tax purposes. For purposes of computing the damages payable in the aggregate to the Protected Partners under this Section 3(a) with respect to a Protected Property Disposition, in no event shall the gain taken into account with respect to the Protected Property exceed the amount of Built In Gain with respect to such Protected Property (after subtracting from such scheduled amount any gain attributable to such scheduled amount which was previously recognized by (1) a Protected Partner upon a transfer of some or all of its Protected Units or (2) an Indirect Owner upon a transfer of some or all of such Indirect Owner’s equity interest in such Protected Partner). Notwithstanding the foregoing, in no event shall the amount of gain with respect to any Protected Partner exceed the amount of Built In Gain allocated to that Protected Partner. If requested by the Operating Partnership, each Protected Partner shall promptly provide the Operating Partnership with any information (including information regarding Indirect Owners) reasonably requested by the Operating Partnership to enable the Operating Partnership to make such calculations or the calculations pursuant to Section 5.

(b) Notwithstanding any provision of this Agreement to the contrary, the sole and exclusive rights and remedies of any Protected Partner (or Indirect Owner thereof) for a breach or violation of the covenants set forth in Section 2(a) shall be a claim for damages against the Operating Partnership, computed as set forth in Section 3(a), and no Protected Partner (or Indirect Owner thereof) shall be entitled to pursue a claim for specific performance of the covenant set forth in Section 2(a) or bring a claim against any person that acquires a Protected Property from the Operating Partnership in violation of Section 2(a).

Section 4 Obligation of Operating Partnership to Provide Debt Protection.

(a) Subject to the provisions of this Section 4, the Operating Partnership, during the Protection Period, shall make available to each Protected Partner the opportunity (a “Guarantee Opportunity”) to have such Protected Partner or its Indirect Owners guarantee, on a “bottom-dollar” basis or otherwise, Qualifying Debt substantially in the form of the Debt Guarantee Agreement attached as Annex D-1 or Annex D-2, as applicable. Notwithstanding the foregoing, each Protected Partner that has an existing guarantee with respect to indebtedness of a Partnership agrees that such form of guarantee may be used in lieu of the Debt Guarantee Agreements set forth on Annex D-1 or Annex D-2, and that such form of guarantee shall constitute a Debt Guarantee Agreement for purposes of this Agreement. If a lender with respect to Qualifying Debt to be guaranteed by a Protected Partner requests that changes be made to a Debt Guarantee Agreement, the Protected Partner agrees to such requested changes, provided that such changes do not result in material additional economic risk to such Protected Partner. Any such Guarantee Opportunity will be made available to each Protected Partner in an amount equal to the greater of (i) the amount that such Protected Partner is currently able to guarantee under its existing agreement with the Contributor, which amount for each Protected Partner is listed on Annex A attached hereto as the Current Guarantee Amount Per Protected Partner; and (ii) the amount necessary to defer taxation, which amount for each Protected Partner is listed in Annex A attached hereto as the Aggregate Protected Amount Per Protected Partner. Notwithstanding the previous sentence, unless otherwise agreed by the Operating Partnership, (x) on the Closing Date, the Operating Partnership shall not be required to make more than $55,124,611 of Qualifying Debt available to limited partners or preferred limited partners of the Contributor who receive OP Units on the Closing Date; and (y) to the extent the Contributor or any limited partner or preferred limited partner of the Contributor who did not guarantee any Qualifying Debt on the Closing Date wishes to guarantee such debt subsequent to the Closing Date, the Operating Partnership shall make Qualifying Debt available to such person to guarantee, provided, however, that the total Qualifying Debt made available by the Operating Partnership to all such persons to guarantee shall not exceed the lesser of (a) the difference between $70,000,000 and the amount guaranteed at the Closing, and (b) with respect to any single limited partner the greater of the amount that such partner is currently able to guarantee under its existing agreement with the Contributor or the amount necessary to defer taxation on their receipt of interests in the Operating Partnership, and each of such additional guarantors shall become Protected Partners under this Agreement. Notwithstanding the foregoing, the Operating Partnership shall not be required to incur additional indebtedness in order to make a Guarantee Opportunity described in clause (y) above available to any such person, and any such failure shall not constitute a breach of this Agreement (for example, to the extent the Operating Partnership does not have sufficient Qualifying Debt for which the lender will permit a Debt Guarantee Agreement). Each Protected Partner and its Indirect Owners may allocate such Guarantee Opportunity in any manner they choose. In the event that, during the Protection Period, the Operating Partnership refinances or otherwise no longer continues to maintain any Qualifying Debt with respect to which one or more Protected Partners (or their Indirect Owners) have executed a Debt Guarantee Agreement, subject to the terms and conditions set forth in this Agreement, the Operating Partnership shall make available to each such Protected Partner or Indirect Owner a new Guarantee Opportunity to guarantee an amount of the new Qualifying Debt equal to the amount of the refinanced or repaid Qualifying Debt that was guaranteed by such Protected Partner or Indirect Owner immediately prior to the date of the refinancing or repayment pursuant to a Debt Guarantee Agreement. The Operating Partnership shall provide notice of the proposed refinancing or repayment and related Guarantee Opportunity to each affected Protected Partner at least 15 (fifteen) business days in advance of the closing of such refinancing or repayment.

(b) Neither the Operating Partnership nor the Company makes any representation or warranty to any Protected Partner or Indirect Owner that providing a guarantee entered into pursuant to Section 4(a) will be respected for federal income tax purposes as providing such Protected Partner or Indirect Owner with an allocation of any such liability for purposes of Code Section 752 or as causing such Protected Partner or Indirect Owner to be “at risk” with respect to such liability for purposes of Code Section 465, including as a result of the Lender’s acceptance or non-acceptance of such guarantee; provided, however, that absent a Tax Event, the Operating Partnership shall report debt so guaranteed as allocable for such purposes.

Section 5 Indemnification for Breaches of Section 4.

(a) In the event that the Operating Partnership breaches its obligations to a Protected Partner (or an Indirect Owner thereof) set forth in Section 4, each such Protected Partner shall receive from the Operating Partnership as damages an amount equal to the aggregate federal, state and local income taxes incurred by such Protected Partner (or Indirect Owner thereof) as a result of the gain recognized by such Protected Partner (or Indirect Owner thereof) by reason of such breach plus an additional amount so that, after the payment by such Protected Partner (or Indirect Owner thereof) of all taxes on amounts received pursuant to this Section 5(a), such Protected Partner (or Indirect Owner thereof) retains an amount equal to its total tax liability incurred as a result of such breach. The principles, tax rates and limitation on the amount of gain to be taken into account, which are set forth in Section 3(a), shall also apply for purposes of determining the timing and amount of payment to be made to a Protected Partner pursuant to this Section 5(a). The Operating Partnership shall be considered to have satisfied its obligations under Section 4, and therefore shall have no liability under this Section 5(a) for breach of such Section 4, if it offers a Protected Partner a Guarantee Opportunity in accordance with Section 4(a), and such Protected Partner fails to accept such Guarantee Opportunity. In no event shall the Operating Partnership’s liability under this Section 5(a) with respect to any Protected Partner for a breach of Section 4 exceed such Protected Partner’s tax on gain recognized with respect to such Protected Partner’s Aggregate Protected Amount Per Protected Partner plus any additional amounts payable so that such Protected Partner retains an amount equal to the tax on any gain recognized with respect to such Aggregate Protected Amount Per Protected Partner.

(b) Notwithstanding any provision of this Agreement to the contrary, the sole and exclusive rights and remedies of any Protected Partner (or Indirect Owner thereof) for a breach or violation of the covenants set forth in Section 4 shall be a claim for damages against the Operating Partnership, computed as set forth in Section 5(a), and no Protected Partner (or Indirect Owner thereof) shall be entitled to pursue a claim for specific performance of the covenants set forth in Section 4.

Section 6 Elections.

(a) The Operating Partnership shall use, to the extent permitted under the Code, and shall cause any other entity in which the Operating Partnership has a direct or indirect interest to use, the “traditional method” under Regulations Section 1.704-3(b) for purposes of making allocations under Code Section 704(c) with respect to each Protected Property to take into account the book-tax disparities as of the Closing Date and with respect to any revaluation of such Protected Property pursuant to Regulations Sections 1.704-1(b)(2)(iv)(f), 1.704-1(b)(2)(iv)(g), and 1.704-3(a)(6) with no “curative allocations,” “remedial allocations,” or adjustments to other items to offset the effect of the “ceiling rule.”

(b) Unless there is a Tax Event, the Operating Partnership shall not file an election under Code Section 754 with respect to its 2010 taxable year or otherwise treat the distribution of OP Units and/or Series A Preferred OP Units by the Contributor to certain of its limited partners immediately following the Formation Transactions as resulting in a basis adjustment in the Operating Partnership’s assets under Code Section 743.

(c) The Operating Partnership shall promptly notify the Protected Partners upon the occurrence of any Tax Event or receipt by the Operating Partnership or any of its affiliates of notice of any pending or threatened tax audits or assessments relating to any of the matters described in Section 4(b) or Section 6(b) hereof. If a Tax Event arises under subsection (i) of that definition, the Operating Partnership, at least thirty (30) days prior to the date on which the tax return for the Operating Partnership’s 2010 taxable year is filed (or if such Tax Event arose less than thirty (30) days prior to such tax return filing date, then promptly after such Tax Event arose), will provide the Protected Partners, including the Contributor, with a written explanation of the change in law which caused the Tax Event. In the event that the Protected Partners disagree with the explanation of the change in law which resulted in the Tax Event, they shall be permitted to consult with the Operating Partnership’s tax accountants, and the Operating Partnership’s tax accountants will work with such Protected Partners in good faith to resolve such disagreement. If a Tax Event arises under subsection (ii) of that definition or if there is any pending tax audit or assessment relating to any of the matters described in Section 4(b) or Section 6(b) hereof, the Protected Partners, through their designated representative, and the Operating Partnership, each at their own expense, shall have the right to participate in any such audit or proceeding to the extent that such audit or proceeding relates to any of the matters described in Section 4(b) or Section 6(b) hereof. However, the designated representative of the Protected Partners shall have the right to control the conduct of such audit or proceeding. Notwithstanding the foregoing, neither the Operating Partnership nor the designated representative of the Protected Partners may settle or otherwise resolve any such claim, suit or proceeding which could have an adverse tax effect on the Protected Partners or the Operating Partnership, as applicable, or their affiliates without the consent of the other party, such consent not to be unreasonably withheld.

Section 7 Redemption of Series A Preferred OP Units.

Notwithstanding Section 16.5.B of the OP Agreement, the Operating Partnership shall not redeem any portion of the Series A Preferred OP Units held by any Protected Partner during the applicable Protected Period. Upon the expiration of the applicable Protected Period, the Operating Partnership shall have the right, in its sole discretion, to redeem any Series A Preferred OP Units pursuant to, and subject to the provisions of, Section 16.5.B of the OP Agreement.

Section 8 Certain Waivers With Respect to OP Agreement.

The Company agrees that:

(a) Notwithstanding Section 3.4C of the OP Agreement, the Contributor may distribute the Partnership Units it receives pursuant to the Contribution Agreement to limited partners or preferred limited partners of the Contributor at or following Closing, provided that after any such distribution, such Partnership Units are held by no more than twenty-six (26) partners, including as partners any Flow-Through Partners (as defined in the OP Agreement).

(b) Notwithstanding Section 11.3A(i) of the OP Agreement, the Company shall not have a right of first refusal with respect to transfers of Partnership Units received by the Contributor pursuant to the Contribution Agreement to limited partners or preferred limited partners of the Contributor at or following Closing as described in Section 8(a).

(c) Notwithstanding Section 11.3(v) of the OP Agreement, the Contributor may transfer the Partnership Units it receives pursuant to the Contribution Agreement to limited partners or preferred limited partners of the Contributor at or following Closing as described in Section 8(a), even if fewer than 500 Partnership Units are transferred in connection with one or more of such transfers.

Section 9 Miscellaneous

(a) Further Assurances. The Contributor, Glenborough GP and the Operating Partnership shall take such other actions and execute such additional documents following the Closing as the other may reasonably request in order to effect the transactions contemplated hereby.

(b) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

(c) Governing Law. This Agreement shall be governed by the internal laws of the State of California, without regard to the choice of laws provisions thereof.

(d) Amendment; Waiver. Any amendment hereto shall be in writing and signed by the party against whom enforcement is sought. No waiver of any provisions of this Agreement shall be valid unless in writing and signed by the party against whom enforcement is sought.

(e) Entire Agreement. This Agreement, the exhibits and schedules hereto and the agreements referred to in Section 2.3 of the Contribution Agreement constitute the entire agreement and supersede conflicting provisions set forth in all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and thereof, as the case may be.

(f) Assignability. This Agreement shall be binding upon, and shall be enforceable by and inure to the benefit of, the parties hereto and their respective heirs, legal representatives, successors and assigns; provided, however, that this Agreement may not be assigned (except by operation of law) by any party without the prior written consent of the other parties, and any attempted assignment without such consent shall be void and of no effect.

(g) Titles. The titles and captions of the Articles, Sections and paragraphs of this Agreement are included for convenience of reference only and shall have no effect on the construction or meaning of this Agreement.

(h) Third Party Beneficiary. Except as may be expressly provided or incorporated by reference herein, including, without limitation, the indemnification provisions hereof, no provision of this Agreement is intended, nor shall it be interpreted, to provide or create any third party beneficiary rights or any other rights of any kind in any customer, affiliate, stockholder, partner, member, director, officer or employee of any party hereto or any other person or entity.

(i) Severability. If any provision of this Agreement, or the application thereof, is for any reason held to any extent to be invalid or unenforceable, the remainder of this Agreement and application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of the void or unenforceable provision and to execute any amendment, consent or agreement deemed necessary or desirable by the Operating Partnership to effect such replacement.

(j) Reliance. Each party to this Agreement acknowledges and agrees that it is not relying on tax advice or other advice from the other party to this Agreement, and that it has or will consult with its own advisors. Except to the extent attributable to a breach by the Operating Partnership of any tax-related representations, warranties or covenants set forth in this Agreement or any Exhibit to this Agreement (including the Tax Protection Agreements), the Operating Partnership shall not be liable for any damages resulting from a successful challenge of the treatment or characterization by any taxing authority of the transactions contemplated herein.

(k) Notice. Any notice to be given hereunder by any party to the other shall be given in writing by either (i) personal delivery, (ii) registered or certified mail, postage prepaid, return receipt requested, or (iii) facsimile transmission (provided such facsimile is followed by an original of such notice by mail or personal delivery as provided herein), and any such notice shall be deemed communicated as of the date of delivery (including delivery by overnight courier, certified mail or facsimile). Mailed notices shall be addressed as set forth below, but any party may change the address set forth below by written notice to other parties in accordance with this paragraph.

To the Company and/or the Operating Partnership:

11601 Wilshire Boulevard, Suite 1600

Los Angeles, California 90025

Phone: (310) 445-5702

Facsimile: (310) 445-5710

Attn: Mark Lammas

With a copy to:

Latham & Watkins, LLP

355 South Grand Avenue

Los Angeles, CA 90071-1560

Phone: (213) 891-8640

Facsimile: (213) 891-8763

Attn: Brad Helms

To the Contributor:

Glenborough Fund XIV, L.P.

400 South El Camino Real, 11th Floor

San Mateo, California 94402-1708

Phone: 650-343-9300

Facsimile: 650-343-7438

Attention: General Counsel

With a copy (which shall not constitute notice) to:

Morgan Stanley

555 California Street, Suite 2200

San Francisco, California 94104

Phone: 415-576-2027

Facsimile: 415-591-5654

Attention: Amy Gunther Price

And a copy (which shall not constitute notice) to:

Goodwin Procter LLP

53 State Street

Boston, Massachusetts 02109-2802

Phone: 617-570-1000

Facsimile: 617-523-1231

Attention: Mark Opper, Esq.

To the Protected Partners:

At the address set forth below such Protected Partner’s signature hereto

(l) Equitable Remedies. Notwithstanding any provision to the contrary set forth herein, no Contributor Party nor any Protected Partner (or Indirect Owner thereof) shall be entitled to pursue a claim for specific performance with respect to any term or provision of this Agreement.

(m) Dispute Resolution. The parties hereby agree that, in order to obtain prompt and expeditious resolution of any disputes under this Agreement, each claim, dispute or controversy of whatever nature, arising out of, in connection with, or in relation to the interpretation, performance or breach of this Agreement (or any other agreement contemplated by or related to this Agreement or any other agreement between the parties), including without limitation any claim based on contract, tort or statute, or the arbitrability of any claim hereunder (an “Arbitrable Claim”), shall, subject to Section 9(l) above, be settled by final and binding arbitration conducted in Los Angeles, California. The arbitrability of any Arbitrable Claims under this Agreement shall be resolved in accordance with a two-step dispute resolution process administered by Judicial Arbitration & Mediation Services, Inc. (“JAMS”) involving, first, mediation before a retired judge from the JAMS panel, followed, if necessary, by final and binding arbitration before the same, or if requested by either party, another JAMS panelist. Such dispute resolution process shall be confidential and shall be conducted in accordance with California Evidence Code Section 1119.

(i) Mediation. In the event any Arbitrable Claim is not resolved by an informal negotiation between the parties within fifteen (15) days after either party receives written notice that a Arbitrable Claim exists, the matter shall be referred to the Los Angeles, California office of JAMS, or any other office agreed to by the parties, for an informal, non-binding mediation consisting of one or more conferences between the parties in which a retired judge will seek to guide the parties to a resolution of the Arbitrable Claims. The parties shall select a mutually acceptable neutral arbitrator from among the JAMS panel of mediators. In the event the parties cannot agree on a mediator, the Administrator of JAMS will appoint a mediator. The mediation process shall continue until the earliest to occur of the following: (i) the Arbitrable Claims are resolved, (ii) the mediator makes a finding that there is no possibility of resolution through mediation, or (iii) thirty (30) days have elapsed since the Arbitrable Claim was first scheduled for mediation.

(ii) Arbitration. Should any Arbitrable Claims remain after the completion of the mediation process described above, the parties agree to submit all remaining Arbitrable Claims to final and binding arbitration administered by JAMS in accordance with the then existing JAMS Arbitration Rules. Neither party nor the arbitrator shall disclose the existence, content, or results of any arbitration hereunder without the prior written consent of all parties. Except as provided herein, the California Arbitration Act shall govern the interpretation, enforcement and all proceedings pursuant to this subparagraph. The arbitrator is without jurisdiction to apply any substantive law other than the laws selected or otherwise expressly provided in this Agreement. The arbitrator shall render an award and a written, reasoned opinion in support thereof. Judgment upon the award may be entered in any court having jurisdiction thereof.

(iii) Survivability. This dispute resolution process shall survive the termination of this Agreement. The parties expressly acknowledge that by signing this Agreement, they are giving up their respective right to a jury trial.

(n) Enforcement Costs. Should either party institute any action or proceeding under Section 9(m) above (or, with respect to the Operating Partnership, Sections 9(l) or 9(m) above), the prevailing party shall be entitled to receive all reasonable costs and expenses (including reasonable attorneys’ fees) incurred by such prevailing party in connection with such action or proceeding. A party entitled to recover costs and expenses under this Section shall also be entitled to recover all costs and expenses (including reasonable attorneys’ fees) incurred in the enforcement of any judgment or settlement obtained in such action or proceeding and provision (and in any such judgment provision shall be made for the recovery of such post-judgment costs and expenses).

(o) Conflict. The parties understand and agree that the obligations of the Operating Partnership under this Agreement shall be in addition to its obligations under the OP Agreement, and to the extent of any inconsistency between this Agreement and the OP Agreement, the terms of this Agreement shall control; provided, that under no circumstances shall the terms or application of this Section 9(o) be deemed to be or result in an amendment to the OP Agreement.

[signature page follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

“OPERATING PARTNERSHIP”

Hudson Pacific Properties, L.P., a Maryland limited partnership

By: Hudson Pacific Properties, Inc. a Maryland corporation
Its: General Partner

By:		/s/ Mark Lammas
Name: Mark Lammas
Title: CFO

“COMPANY”

Hudson Pacific Properties, Inc.

By:		/s/ Mark Lammas
Name: Mark Lammas
Title: CFO

“CONTRIBUTOR”

Glenborough Fund XIV, L.P.

By:		Glenborough Acquisition, LLC,
its general partner

	By:	/s/ Scott Berg
Name: Scott Berg
Title: Authorized Signatory

“GLENBOROUGH GP”

Glenborough Acquisition, LLC

By:		/s/ Scott Berg
Name: Scott Berg
Title: Authorized Signatory

“PROTECTED PARTNERS”

Address for Notices:

Attn:
Fax:

Address for Notices:

Attn:
Fax:

Address for Notices:

Attn:
Fax:

Address for Notices:

Attn:
Fax:

Address for Notices:

Attn:
Fax:

ANNEX A

PROTECTED PARTNERS

Protected Partner	Current Guarantee Amount Per Protected Partner	Aggregate Protected Amount Per Protected Partner

Limited Partner 1	$0	$0

Limited Partner 2	$136,906	$136,906

Limited Partner 3	$36,500	$36,500

Limited Partner 4	$15,000,000	$15,000,000

Limited Partner 5	$1,200,000	$1,200,000

Limited Partner 6	$5,800,000	$5,800,000

Limited Partner 7	$553,569	$553,569

Limited Partner 8	$7,288,897	$7,288,897

Limited Partner 9	$101,364	$101,364

Limited Partner 10	$2,517,096	$2,517,096

Limited Partner 11	$20,000,000	$20,000,000

Limited Partner 12	$0	$0

Limited Partner 13	$1,290,279	$1,290,279

TOTALS:	$53,924,611	$53,924,611

ANNEX B

LISTED PARTNERS

NONE

ANNEX C

PROTECTED PROPERTIES

Property	Tax Basis	Agreed Fair Market Value*
16830 Ventura Boulevard Encino, CA (First Financial)	$67,526,153	$65,819,663

9755-75 Clairmont San Diego, CA (Tierrasanta)	$15,934,141	$15,000,000

*	To be adjusted at closing as necessary to reflect any adjustments for transfer taxes.

Protected Partner	Protected Period for each Protected Property

Limited Partner 1	June 29, 2017

Limited Partner 2	February 21, 2019

Limited Partner 3	February 21, 2019

Limited Partner 4	September 30, 2017

Limited Partner 5	June 29, 2017

Limited Partner 6	June 29, 2017

Limited Partner 7	June 29, 2017

Limited Partner 8	June 29, 2017

Limited Partner 9	June 29, 2017

Limited Partner 10	June 29, 2017

Limited Partner 11	December 31, 2027, or June 29, 2017, if, as of such date, the Code has been amended to no longer permit like-kind exchanges.

Limited Partner 12	June 29, 2017

Limited Partner 13	June 29, 2017